SOURCE: Corix Bioscience

CORIX BIOSCIENCE

August 02, 2017 12:36 ET

Corix Bioscience Announces Ticker Symbol Change to CXBS

PHOENIX, AZ--(Marketwired - Aug 2, 2017) - Corix Bioscience Inc. (OTCQB: CXBS), a next generation tissue cell culture to pharmaceutical grade oil manufacturer, today officially announced that, effective August 2, 2017, the company will commence trading on the OTCQB under the new trading symbol "CXBS." The change reflects the company's focus as a next generation developer of proprietary Cannabis and Hemp strains using tissue cell cultures in our laboratory and grows these plants to extract the oils with a focus on the pharmaceutical market. The previous trading symbol was "AHIT."

About Corix Bioscience Inc;
Corix Bioscience, Inc. ("Corix") is a Wyoming corporation listed as (OTCQB: CXBS) as a fully reporting SEC company. Corix is the developer of proprietary cannabis and industrial hemp strains using tissue cell cultures to propagate living plants, with plans to patent strains to be used in the pharmaceutical medical industries. Our methods allow us to create and breed new and existing plant strains from tissue cells free from any pathogens or disease. We grow these plants to maturity and extract the oils. The oils are the "medicine" part of the plant. Our sales are focused at the medical industry and are developing brand named products to be released in early 2018. Company headquarters are in Phoenix, AZ with our laboratory and processing facility in Carson City, NV and grows in Genoa, NV. We are currently looking at expanding our footprint into Washington, Oregon, California and Arizona. The Company's mission is to create clean products in medical grade facilities that are truly better for people and the environment. For more information, please visit Corix's website at www.corixbioscience.com

Forward Looking Statement
This press release, and those statements regarding IXB and the Company, contain forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events and similar expressions. Forward-looking statements may be identified by use of words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," or "potential" or similar words or phrases which are predictions of or indicate future events or trends. Statements such as those concerning potential acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance are based on the Company's current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. You are cautioned not to place undue reliance on any forward-looking statements and the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, future events or other changes. Please refer to Company's filings with the Securities and Exchange Commission for further information.

Contact Information

Corix Bioscience Inc.
Christ Froese

623-551-5808

CFroese@CorixBioscience.com
http://www.corixbioscience.com